Exhibit 99.1

Aspira Announces First Quarter 2025 Financial Results and Provides Business Update

AUSTIN, Texas, May 19, 2025 (GLOBE NEWSWIRE) — Aspira Women’s Health Inc. (“Aspira”) (OTCQB: AWHL), an AI enhanced bio-analytics based women’s health company focused on delivering leading noninvasive gynecologic disease diagnostic and disease management tools, announced today its results of operations for the three-month period ended March 31, 2025. The Company also reported early progress under its new leadership team. Key financial highlights for the quarter are summarized below:

●	Revenue Growth: The Company generated approximately $2.28 million of revenue for the quarter ending March 31, 2025, compared to $2.15 million in the first quarter of 2024. The 5.9% increase was primarily driven by select price increases implemented during the quarter. As a sales productivity metric, the Company tracks revenues generated per full-time equivalent salesperson (“FTE”). In the first quarter of 2025, the Company realized a 94% increase in sales per FTE compared to the first quarter of 2024. This sharp improvement in sales productivity is primarily attributed to changes in the market strategy implemented by the new executive team.

●	Gross Profit and Margin Improvement: Gross profit increased to approximately $1.6 million in the first quarter of 2025, as compared to $1.2 million in the same period in 2024, representing a 28.5% increase. Gross margins were 68.5%, as compared to 56.4% in the same quarter of the prior year. The increase in gross profit and improved margins was due largely to the benefit of a one-time reduction in accruals, as well as improved profitability of the OvaWatch® product line.

●	Reduction in Operating Expenses: Total operating expenses decreased to $4.8 million for the first three months of 2025, compared to $5.9 million for the same period in the prior year, representing a $1.1 million, or 19% decrease. The decrease was primarily due to a decrease in selling expenses of $0.8 million, combined with a $0.4 million decrease in general and administrative expenses. These savings were in part offset by a $0.1 million increase in research and development expenses. The overall reduction in expenses was driven by the new executive team’s commitment to strict cost controls and improved financial performance.

●	Reduced Burn Rate: Cash used in operations was $3.1 million for the first quarter of 2025, as compared to $4.4 million in the first quarter of 2024. This represents a 30% reduction in operating cash burn for the quarter from the same period in the prior year. This improvement is primarily due to the new leadership team’s focus on cost control and improved productivity.

●	Improved Balance Sheet: The Company reported $3.8 million in current liabilities, of which $3.1 million was trade payables or accrued liabilities as of March 31, 2025. This represents $1.7 million, or a 30.1% decrease from the $5.5 million in current liabilities reported as of December 31, 2024. The reduction was primarily the result of a $0.7 million reduction in payables and a $0.8 million reduction in accrued liabilities, primarily related to payroll and benefits.

●	Liquidity: The Company increased its cash on hand to $3.3 million as of March 31, 2025, compared to $1.8 million as of December 31, 2024.

“My top priority in the first 90 days was to swiftly gain commercial-related efficiencies, reduce our operating expenses, reduce our outstanding liabilities, and strengthen our overall financial footing,” commented Mike Buhle, who was appointed Chief Executive Officer of Aspira in January 2025. He went on to say:

“In less than three months, we significantly improved sales productivity while increasing our gross profit by nearly 30%. We are confident we can continue to improve our margins in the coming quarters and remain energized by the strategic cost efficiencies we are implementing across our operating model.”

“In addition to improving our operational efficiencies, we remain focused on executing an aggressive research and development timeline for ENDOInform™. We remain committed to our R&D milestones and expect to provide material updates on this project by the end of 2025,” concluded Mr. Buhle.

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. is dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases.  OvaWatch® and Ova1Plus® are offered to clinicians as OvaSuiteSM. Together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer risk for the 1.2+ million American women diagnosed with an adnexal mass each year.

OvaWatch provides a negative predictive value of 99% and is used to assess ovarian cancer risk for women where initial clinical assessment indicates the mass is indeterminate or benign, and thus surgery may be premature or unnecessary. Ova1Plus is a reflex process of two FDA-cleared tests, Ova1® and Overa®, to assess the risk of ovarian malignancy in women with an adnexal mass planned for surgery.

Our in-development test pipeline will expand our ovarian cancer portfolio and address the tremendous need for non-invasive diagnostics for endometriosis, a debilitating disease that impacts millions of women worldwide. In ovarian cancer, we intend to combine microRNA and protein biomarkers with patient data to further enhance the sensitivity and specificity of our current tests. In endometriosis, we have developed the first-ever non-invasive test designed to identify endometriomas, one of the most commonly occurring forms of severe endometriosis. Through our ongoing endometriosis development program, we are combining microRNA and protein biomarkers with patient data, with the intent of identifying all endometriosis independent of disease location or severity.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include statements regarding, among other things, the timing and completion of any products in the development pipeline and other statements that are predictive in nature, and whether the marketing of the OvaSuite portfolio will prove successful. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as “designed to,” “expect,” “plan,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “future,” and other words of similar meaning and the use of future dates. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission (SEC), including those factors identified as “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Aspira presently does not know, or that Aspira currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Aspira’s expectations, plans, or forecasts of future events and views as of the date of this press release. Subsequent events and developments may cause the Company’s assessments to change. However, while Aspira may elect to update these forward-looking statements at some point in the future, Aspira expressly disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Aspira’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Relations Contact:

investors@aspirawh.com

Aspira Women’s Health Inc.

Condensed Consolidated Balance Sheets (unaudited)

(Amounts in Thousands, Except Share and Par Value Amounts)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$3,312	$1,769
Accounts receivable, net of reserves of $0	1,100	990
Prepaid expenses and other current assets	719	1,098
Inventories	260	326
Total current assets	5,391	4,183
Property and equipment, net	56	69
Right-of-use assets	1,142	1,194
Other assets	127	45
Total assets	$6,716	$5,491
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,451	$2,173
Accrued liabilities	1,653	2,445
Current portion of long-term debt	231	229
Short-term debt	384	614
Current maturities of lease liabilities	72	7
Total current liabilities	3,791	5,468
Non-current liabilities:
Long-term debt	1,219	1,278
Non-current maturities of lease liabilities	1,150	1,248
Warrant liabilities	616	60
Total liabilities	6,776	8,054
Commitments and contingencies
Stockholders’ (deficit) equity:
Common stock, par value $0.001 per share, 200,000,000 and 200,000,000 shares authorized at March 31, 2025 and December 31, 2024, respectively; 35,230,098 and 17,407,120 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	35	17
Additional paid-in capital	533,155	528,817
Accumulated deficit	(533,250)	(531,397)
Total stockholders’ deficit	(60)	(2,563)
Total liabilities and stockholders’ deficit	$6,716	$5,491

Aspira Women’s Health Inc.

Condensed Consolidated Statements of Operations (unaudited)

(Amounts in Thousands, Except Share and Par Value Amounts)

	Three Months Ended
	March 31,
	2025	2024
Revenue:
Product	$2,279	$2,153
Total revenue	2,279	2,153
Cost of revenue:
Product	719	939
Total cost of revenue	719	939
Gross profit	1,560	1,214
Operating expenses:
Research and development	973	906
Sales and marketing	1,086	1,889
General and administrative	2,741	3,129
Total operating expenses	4,800	5,924
Loss from operations	(3,240)	(4,710)
Other income, net:
Change in fair value of warrant liabilities	921	251
Change in fair value of convertible notes	170	-
Loss upon issuance of Convertible Notes carried at fair value	(1,198)	-
Interest expense, net	(14)	(5)
Other income (expense), net	1,508	(165)
Total other income, net	1,387	81
Net loss	$(1,853)	$(4,629)
Net loss per share - basic and diluted	$(0.09)	$(0.39)
Weighted average common shares used to compute basic and diluted net loss per common share	21,590,573	11,846,075

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